10-Q

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

September 16, 2009

among

AMERICAN AXLE & MANUFACTURING, INC.,

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.,

and

GENERAL MOTORS COMPANY,

as Lender

TABLE OF CONTENTS

                                                                                                                                                     Page

ARTICLE I Definitions

SECTION 1.01.	Defined Terms.	1
SECTION 1.02.	Terms Generally.	12
SECTION 1.03.	Accounting Terms; GAAP.	12

ARTICLE II The Loans

SECTION 2.01.	Commitment.	13
SECTION 2.02.	Loans.	13
SECTION 2.03.	Requests for Borrowings.	13
SECTION 2.04.	Termination and Reduction of Commitment.	13
SECTION 2.05.	Repayment of Loans; Evidence of Debt.	13
SECTION 2.06.	Prepayment of Loans.	14
SECTION 2.07.	Interest.	14
SECTION 2.08.	Taxes.	14
SECTION 2.09.	Payments Generally.	15

ARTICLE III Representations and Warranties

SECTION 3.01.	Organization; Powers.	16
SECTION 3.02.	Authorization; Enforceability.	16
SECTION 3.03.	Governmental Approvals; No Conflicts.	16
SECTION 3.04.	Financial Condition; No Material Adverse Change.	16
SECTION 3.05.	Litigation and Environmental Matters.	16
SECTION 3.06.	Compliance with Laws and Agreements.	17
SECTION 3.07.	Investment Company Status.	17
SECTION 3.08.	Taxes.	17
SECTION 3.09.	ERISA.	17
SECTION 3.10.	Disclosure.	17
SECTION 3.11.	Subsidiaries.	17
SECTION 3.12.	Properties.	18
SECTION 3.13.	Collateral Matters.	18

ARTICLE IV Conditions

SECTION 4.01.	Conditions to Effectiveness. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:	19
SECTION 4.02.	Each Loan Event.	19

ARTICLE V Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information.	20
SECTION 5.02.	Notices of Material Events.	20
SECTION 5.03.	Existence; Conduct of Business.	21
SECTION 5.04.	Payment of Obligations.	21
SECTION 5.05.	Maintenance of Properties; Insurance.	21
SECTION 5.06.	Books and Records: Inspection Rights.	21
SECTION 5.07.	Compliance with Laws.	21
SECTION 5.08.	Use of Proceeds.	21
SECTION 5.09.	Additional Subsidiary Loan Parties.	21
SECTION 5.10.	Information Regarding Collateral.	22
SECTION 5.11.	Further Assurances.	22

ARTICLE VI Negative Covenants

SECTION 6.01.	Indebtedness.	23
SECTION 6.02.	Liens.	23
SECTION 6.03.	Fundamental Changes	24
SECTION 6.04.	Transactions with Affiliates.	25
SECTION 6.05.	Restrictive Agreements.	25
SECTION 6.06.	Restricted Payments; Certain Payments of Indebtedness.	25
SECTION 6.07.	Sales of Assets and Subsidiary Stock.	26
SECTION 6.08.	Investments, Loans, Advances, Guarantees and Acquisitions.	26
SECTION 6.09.	Lien Basket Amount	27
SECTION 6.10.	Amendment of Material Documents	27
SECTION 6.11.	Secured Leverage Ratio	27
SECTION 6.12.	Cash Interest Expense Coverage Ratio	27

ARTICLE VII Events of Default

ARTICLE VIII

ARTICLE IX Miscellaneous

SECTION 9.01.	Notices.	30
SECTION 9.02.	Waivers; Amendments.	30
SECTION 9.03.	Expenses; Indemnity; Damage Waiver.	30
SECTION 9.04.	Successors and Assigns.	31
SECTION 9.05.	Survival.	31
SECTION 9.06.	Counterparts; Integration; Effectiveness	31
SECTION 9.07.	Severability.	31
SECTION 9.08.	Governing Law; Jurisdiction; Consent to Service of Process.	32
SECTION 9.09.	WAIVER OF JURY TRIAL.	32
SECTION 9.10.	Headings.	32
SECTION 9.11.	Confidentiality.	32
SECTION 9.12.	Interest Rate Limitation.	32
SECTION 9.13.	Non-Public Information.	32

CREDIT AGREEMENT dated as of September 16, 2009, among AMERICAN AXLE & MANUFACTURING, INC., as Borrower, AMERICAN AXLE & MANUFACTURING HOLDINGS, INC., and GENERAL MOTORS COMPANY, as Lender.

WHEREAS, the Borrower has requested, and the Lender has agreed, upon the terms and subject to the conditions set forth therein, to provide Borrower with a $100 million second lien term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.

  As used in this Agreement, the following terms have the meanings specified below:

"Account" means, collectively, (a) an "account" as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, (b) a "payment intangible" as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, and (c) the Parent's or any Subsidiary's rights to payment for goods sold or leased or services performed or rights to payment in respect of any monetary obligation owed to the Parent or any Subsidiary, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.

“Access Agreement” means the Access and Security Agreement between General Motors Company and the Borrower, on behalf of itself and its subsidiaries and affiliates now existing or to be formed, of even date herewith.

“Acquired/Disposed EBITDA” means, with respect to any Acquired Entity or Business or any Sold Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the Consolidated Net Income of such Pro Forma Entity for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income for such Pro Forma Entity, the sum of (i) income tax expense for such period, (ii) gross interest expense for such period (including interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables), (iii) depreciation and amortization expense for such period, (iv) any special charges and any extraordinary or nonrecurring losses for such period and (v) other non-cash items reducing Consolidated Net Income for such period, and minus (b) without duplication and to the extent included in determining Consolidated Net Income, (i) interest income for such period, (ii) extraordinary or nonrecurring gains for such period and (iii) other non-cash items increasing Consolidated Net Income for such period, all determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

"Acquired Entity or Business" has the meaning assigned to such term in the definition of "Consolidated EBITDA.

“Adjusted LIBO Rate” means, with respect to any Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternative Interest Rate” means the Prime Rate plus 10% per annum.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any Equity Interests of a Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Subsidiary);

(b) all or substantially all the assets of any division or line of business of the Parent or any Subsidiary; or

(c) any other assets of the Parent or any Subsidiary outside of the ordinary course of business of the Parent or such Subsidiary other than, in the case of clauses (a), (b) and (c) above,

(i)	a disposition by a Subsidiary to the Parent or by the Parent or a Subsidiary to a Subsidiary;

(ii)	a disposition of assets with a fair market value of less than $50,000,000;

(iii)	the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business and consistent with past practice;

(iv)	foreclosure on assets or transfers by reason of eminent domain;

(v)	disposition of accounts receivable in connection with the collection or compromise thereof;

(vi)	a disposition of surplus, obsolete or worn out equipment or other property in the ordinary course of business;

(vii)	assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing;

(viii)	any substantially concurrent exchange of assets of comparable value to be used in a Related Business;

(ix)	a disposition of cash or Permitted Investments; and

(x)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

 ''Board” means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means American Axle & Manufacturing, Inc., a Delaware corporation.

"Borrowing Request" means a request by the Borrower for a borrowing under the Term Loan facility  in accordance with Section 2.03.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that when used in connection with a Loan bearing interest at the Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of Consolidated EBITDA of the Parent for such period to Consolidated Cash Interest Expense of the Parent for such period.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Borrower or the Parent nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Parent by any Person or group; (d) the failure of the Parent to own, directly or indirectly, at least 75% of the outstanding Equity Interests of the Borrower; or (e) at any time that any Disqualified Equity Interest of the Parent or any Subsidiary is outstanding, the occurrence of any "change of control" (or similar event) shall occur that would require (or entitle any holder or holders thereof to require) the Parent or any Subsidiary to redeem or purchase any such Disqualified Equity Interest.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

''Code” means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for any of the Secured Obligations.

"Collateral Agreement" means the Collateral Agreement among the Borrower, the Parent, the Subsidiary Loan Parties and the Lender substantially in the form of Exhibit A.

"Collateral Requirement" means, at any time, the requirement that:

(a)  the Lender shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the date of this Agreement, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b)  all Equity Interests of each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge (i) more than 66% of the outstanding voting Equity Interests of any Foreign Subsidiary or (ii) Equity Interests of any NWO Subsidiary to the extent that such pledge requires the consent of any other holder of Equity Interests in such NWO Subsidiary and such consent has not been obtained, being understood that commercially reasonable efforts will be made by the Parent and the Subsidiaries to obtain such consent) and, to the extent required by the Collateral Agreement and permitted by the Intercreditor Agreement, the Lender shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, provided that, if any outstanding non-voting Equity Interests of a Foreign Subsidiary are, by their terms, able to be assigned or transferred (or required to be owned) only together with outstanding voting Equity Interests of such Foreign Subsidiary, then such non-voting Equity Interests shall be required to be pledged but only to the extent such voting Equity Interests are required to be pledged after taking into account clause (i) of this paragraph (b);

(c)  all Indebtedness of the Parent and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, in each case to the extent permitted under the Intercreditor Agreement, and the Lender shall have received all such promissory notes (together with any promissory note evidencing Indebtedness of any other Person owing to a Loan Party in a principal amount exceeding $10,000,000), together with undated instruments of transfer with respect thereto endorsed in blank, provided that any such Indebtedness of a Foreign Subsidiary owing to a Loan Party shall not be required to be evidenced by a promissory note if, and for so long as, under the laws of the jurisdiction where such Foreign Subsidiary is organized, promissory notes are not recognized as an instrument for evidencing Indebtedness (it being understood that (i) any such Indebtedness shall, in any event, constitute Collateral and (ii) if any promissory note or other instrument is created to evidence such Indebtedness, it shall be delivered to the Lender);

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Loan Documents, shall have been filed, registered or recorded or delivered to the Lender for filing, registration or recording; provided that compliance with this clause (d) shall not be required in respect of Collateral located in Brazil, Luxembourg and Scotland prior to the date that is 15 Business Days after the date of this Agreement, and provided further that, in respect of Collateral located in Brazil, Luxembourg and Scotland, compliance with this clause (d) shall not be required in the event that the applicable foreign jurisdiction does not permit the filing, registration or recordation of any document or instrument to create a second priority Lien unless and until such time as the applicable foreign jurisdiction permits the filing, registration or recordation of a second priority Lien or Lender’s Lien is not a second priority Lien;

(e) the Lender shall have received, or shall have confirmation that the title company recording the Mortgages has received, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) with respect to each Material Property, a policy or policies of title insurance issued by a nationally recognized title insurance company, in an amount reasonably acceptable to the Lender, insuring the Lien of the Mortgage with respect to such Material Property as a valid and enforceable second priority Lien on such Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Lender may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board, and (iv) with respect to each Material Property, such land survey, legal opinion of local counsel in the jurisdiction where such Material Property is located and other documents as the Lender may reasonably request with respect to any such Mortgage or Material Property; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder, including those required by the Collateral Agreement; provided that, in connection with any Security Documents governed by the law of Brazil, Luxembourg or Scotland, compliance with clause (f) shall not be required prior to the date that is 15 Business Days after the date this Agreement.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, if and for so long as the Lender, in consultation with Parent and the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in view of the benefits to be obtained by the Lender therefrom.  The Lender may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets (including extensions beyond the date of this Agreement or in connection with assets acquired, or Subsidiaries formed or acquired, after the date of this Agreement) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

It is understood that the requirements of this definition shall not be construed to require any Subsidiary that is not a Loan Party (including any Foreign Subsidiary) to grant any Lien on or otherwise pledge its assets to secure any of the Secured Obligations.

“Collateral Value Amount” has the meaning specified in the First Lien Term Loan Agreement in effect on the date of this Agreement.

"Commitment" means  the Term Loan Commitment.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Parent or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized (excluding fees paid in connection with the Restatement Transactions) rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) to the extent included in such consolidated interest expense for such period, non-cash interest relating to the issuance of warrants or other equity-like instruments for such period.

“Consolidated EBITDA” means, of any Person for any period, Consolidated Net Income of such Person for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) income tax expense for such period, (ii) gross interest expense for such period (including interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables), (iii) depreciation and amortization expense for such period, (iv) any special charges and any extraordinary or nonrecurring losses for such period (provided that to the extent that such charges or losses involve payments of cash in such period or any future period, the amount thereof shall be limited to $75,000,000 in the aggregate for any fiscal quarter or quarters ending after the date of this Agreement that are included in any period for which Consolidated EBITDA is being calculated, provided further that any such charges or losses referred to in the definition of “Acquired/Disposed EBITDA” shall be included in such limit), (v) other non-cash items reducing such Consolidated Net Income for such period, and (vi) any arrangement, dealer-manager or similar fees and expenses (including any tax expenses related to gains in connection with any Auction (as defined in the First Lien Term Loan Agreement)), in connection with each prepayment pursuant to Section 2.07(e) in the First Lien Term Loan Agreement minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) interest income for such period, (ii) extraordinary or nonrecurring gains (including any gains attributable to prepayments pursuant to Section 2.07(e) in the First Lien Term Loan Agreement) for such period and (iii) other non-cash items increasing such Consolidated Net Income for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining the Secured Leverage Ratio and Total Leverage Ratio only, (A) there shall be included in determining the Consolidated EBITDA of the Parent for any period the Acquired/Disposed EBITDA of any Person, property, business or asset acquired outside the ordinary course of business during or after the end of such period by the Parent or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Parent or a Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired/Disposed EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) there shall be excluded in determining Consolidated EBITDA of the Parent for any period the Acquired/Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of outside the ordinary course of business by the Parent or any Subsidiary during or after the end of such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Acquired/Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).  Unless the context otherwise requires, references to Consolidated EBITDA shall be construed to mean Consolidated EBITDA of the Parent.

“Consolidated Net Income” means, of any Person for any period, the net income or loss of such Person for such period determined on a consolidated basis in accordance with GAAP.  Unless the context otherwise requires, references to Consolidated Net Income shall be construed to mean Consolidated Net Income of the Parent.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Copyright" has the meaning specified in the Collateral Agreement.

"Copyright Security Agreement" has the meaning specified in the Collateral Agreement.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

"Disqualified Equity Interest" means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the Maturity Date; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase or otherwise retire such Equity Interest upon the occurrence of an "asset sale" or a "change of control" shall not constitute a Disqualified Equity Interest.

"Dollars" or "$" refers to lawful money of the United States of America.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) and the Parent or ERISA Affiliate, as applicable, fails to make required contributions for a plan year with respect to such Plan by the annual due date for such contribution as determined under Section 303(j) of ERISA, (e) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal of the Parent or any ERISA Affiliate from any Plan or Multiemployer Plan, (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (i) the occurrence of a "prohibited transaction" with respect to which the Parent or any of the Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Parent or any such Subsidiary could otherwise be liable or (j) any Foreign Benefit Event.

"Event of Default" has the meaning assigned to such term in Article VII.

“Excluded Guarantee” means any Guarantee by any Loan Party of (a) any Indebtedness of a Foreign Subsidiary, to the extent such Guarantee relates to (i) Indebtedness that was outstanding on the date of this Agreement or was incurred under (and within the limits of the amount of) a line of credit in a specified amount that was in effect on the date of this Agreement or (ii) any renewal or replacement after the date of this Agreement of Indebtedness that, as of the date of this Agreement, is permitted by clause (i) above (without increasing the amount permitted), and (b) obligations under leases and similar obligations incurred in the ordinary course of business consistent with past practices and/or industry practices that do not constitute Indebtedness.

“Excluded Subsidiary” means, at any time, any Subsidiary affected by an event referred to in clause (i), (j) or (k) of Article VII at such time that would constitute an Event of Default if such Subsidiary was not an “Excluded Subsidiary”; provided that (a) no Loan Party shall be an Excluded Subsidiary and (b) a Subsidiary shall not be an Excluded Subsidiary if such Subsidiary (on a consolidated basis with all other Excluded Subsidiaries affected by an event referred to in clause (i), (j) or (k) of Article VII and their respective subsidiaries) (i) account for more than 10% of Total Assets of the Parent or (ii) account for more than 10% of the consolidated revenues of the Parent and the Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available, in each case, determined in accordance with GAAP.

"Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or similar Taxes imposed on (or measured by) its net income or, in the case of franchise or similar Taxes, gross receipts, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located or in which it is otherwise doing business, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any Taxes attributable to a failure by the Lender to comply with Section 2.08(e), and (d) any withholding Taxes imposed as a result of a change in the circumstances of the Lender, other than a Change in Law.

"Existing Convertible Notes" means the 2% senior convertible notes due 2024 issued pursuant to the Indenture, dated as of February 11, 2004, between the Parent and BNY Midwest Trust Company, as trustee.

"Existing Debt Securities" means the Existing Senior Notes and the Existing Convertible Notes, in each case outstanding as of the date hereof.

"Existing Senior Notes" means (a) the 5.25% senior notes due 2014 issued pursuant to the Indenture, dated as of February 11, 2004, between the Borrower, the Parent and BNY Midwest Trust Company, as trustee, outstanding as of the Date of this Agreement, and (b) the 7.875% senior notes due 2017 issued pursuant to the Indenture, dated as of February 27, 2007, among the Borrower, the Parent and The Bank of New York Trust Company, N.A., as trustee, outstanding as of the Date of this Agreement.

"Existing Senior Notes Indentures" means the indentures pursuant to which the Existing Senior Notes were issued.

"Financial Officer" means, with respect to the Parent or the Borrower, the chief financial officer, principal accounting officer, treasurer or controller thereof, as applicable.

“First Lien Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 16, 2009, among the Borrower, the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

"First Lien Term Loan Agreement" means the Credit Agreement, dated as of September 16, 2009, among the Borrower, the Parent, the several lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“First Lien Loan Documents” means the First Lien Credit Agreement and the First Lien Term Loan Agreement, together with all related documents and agreements, including without limitation security documents, as amended, restated, supplemented or otherwise modified from time to time.

"Foreign Benefit Event" means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Parent or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, in each case except as could not reasonably be expected to result in a Material Adverse Effect or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Parent or any Subsidiary, or the imposition on the Parent or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case except as could not reasonably be expected to result in a Material Adverse Effect.

"Foreign Pension Plan" means any benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority and that would constitute a defined benefit pension plan under U.S. law.

"Foreign Subsidiary" means (a) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia and (b) any Subsidiary, organized under the laws of any jurisdiction, of a Subsidiary described in clause (a) above.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

"Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit B, among the Borrower, the Guarantors and the Lender.

"Guarantors" means, as of any date, the Parent and each Subsidiary Loan Party that is a party to the Guarantee Agreement as a guarantor thereunder as of such date.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) Receivables Financing Debt. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided, that if the sole asset of such Person is its ownership interest in such other entity, the amount of such Indebtedness shall be deemed equal to the value of such ownership interest. For the avoidance of doubt, the Indebtedness of the Borrower or any other Subsidiary shall not include any obligations of the Borrower or such other Subsidiary arising in the ordinary course of business from the establishment, offering and maintenance by the Borrower or such other Subsidiary, as the case may be, of trade payables financing programs under which suppliers to the Borrower or such other Subsidiary, as the case may be, can request accelerated payment from one or more designated financial institutions; provided, that (i) the Borrower or such other Subsidiary, as the case may be, reimburses the designated financial institution or institutions for such accelerated payment on the date specified in the purchase terms and conditions previously agreed upon by the applicable supplier and the Borrower or such other Subsidiary, as the case may be and (ii) had such financial institution or institutions not paid such obligations to the applicable supplier, such obligations would have been required to be classified as a trade payable in the consolidated financial statements of the Borrower or such other Subsidiary, as the case may be, prepared in accordance with GAAP.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Intellectual Property" has the meaning specified in the Collateral Agreement.

“Intercreditor Agreement”  means that certain Intercreditor Agreement of approximate even date among Lender, JPMorgan Chase Bank, N.A., as administrative agent under the First Lien Credit Agreement and JPMorgan Chase Bank, N.A., as administrative agent under the First Lien Term Loan Agreement, substantially in the form of Exhibit C, as amended, restated, supplemented or otherwise modified from time to time.

"Interest Payment Date" means (a) with respect to any Loan bearing interest at the Alternative Interest Rate, the last day of each March, June, September and December and (b) with respect to any Loan bearing interest at the Adjusted LIBO Rate, the last day of each Interest Period.

"Interest Period" means, with respect to any Loan bearing interest at the Adjusted LIBO Rate, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“International Holdco” means AAM International Holdings, Inc., a Delaware corporation.

“LIBO Rate” means, with respect to any Loan bearing interest at the Adjusted LIBO Rate for any Interest Period, the three month rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that, if such “LIBO Rate” is below 2.00%, it shall be deemed to be 2.00%.  Subject to the proviso in the immediately preceding sentence, in the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Loan bearing interest at the Adjusted LIBO Rate for such Interest Period shall be the three month rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Basket Amount” means, as of any date, an amount equal to 10% of “Consolidated Net Tangible Assets” (within the meaning of the Existing Senior Notes Indentures) as of such date.

"Loan Documents" means this Agreement, the Note, the Guarantee Agreement the Security Documents, any notes, and any other agreements entered into between Borrower or any guarantor of the Obligations and Lender relating to or in connection with this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Loan Parties" means the Parent, the Borrower and the Subsidiary Loan Parties.

''Loans" means the loans made by the Lender to the Borrower pursuant to this Agreement.

"Local Time" means New York City time.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, or financial condition of the Parent and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under the Loan Documents or (c) the validity and enforceability of any Loan Document, or the rights and remedies of the Lender hereunder or under any other Loan Document, taken as a whole.

"Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

"Material Properties" means (a) those Mortgaged Properties designated on Schedule 3.12 as Material Properties and (b) each other Mortgaged Property with respect to which a Mortgage is granted pursuant to Section 5.11 after the date of this Agreement.

"Material Subsidiary" means, as of any date, any Subsidiary (other than the Borrower, a Foreign Subsidiary or a Receivables Subsidiary) that either (a) accounts (together with its subsidiaries on a consolidated basis) for more than 10% of Total Assets of the Parent or (b) accounts (together with its subsidiaries on a consolidated basis) for more than 10% of the consolidated revenues of the Parent and the Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available, in each case, determined in accordance with GAAP.

“Maturity Date” means December 31, 2013.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means a mortgage, deed of trust, assignment of leases and rents or other Security Document substantially in the forms of collective Exhibit D granting a Lien on any Mortgaged Property to secure any of the Secured Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Lender.

"Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 3.12 as a Mortgaged Property, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is, or within any of the preceding five plan years was, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Parent or any ERISA Affiliate.

“Note” has the meaning specified in Section 2.05(d).

"NWO Subsidiary" means any Subsidiary of the Borrower with respect to which (except for directors' qualifying shares) the Borrower owns, directly or indirectly, Equity Interests representing less than 100% of the outstanding Equity Interests and less than 100% of the outstanding voting Equity Interests; provided that a Subsidiary shall not be a "NWO Subsidiary" if (a) such Subsidiary was a Subsidiary Loan Party before it met the foregoing criteria for becoming a "NWO Subsidiary", unless such Subsidiary became a "NWO Subsidiary" pursuant to a transfer of all Equity Interests in such Subsidiary owned, directly or indirectly, by the Borrower to a NWO Subsidiary, in accordance with this Agreement or (b) such Subsidiary is not prohibited from guaranteeing the Secured Obligations (it being understood that the Parent and the Subsidiaries will exercise reasonable efforts (which shall not include undue costs or expenses) to obtain any consent or approval necessary to avoid any such prohibition).

"Other Taxes" means any and all present or future stamp, documentary Taxes and any other excise, or property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, or registration of, or from the receipt or perfection of a security interest under, enforcement of, or otherwise with respect to, any Loan Document.

"Parent" means American Axle & Manufacturing Holdings, Inc., a Delaware corporation.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Perfection Schedule" has the meaning specified in the Collateral Agreement.

“Permitted Acquisition” means any acquisition by the Borrower or any other Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the business of such acquired Person or division or line of business shall comply with the permitted businesses of the Borrower and the other Subsidiaries as provided in Section 6.03(b), (c) the portion of the fair market value of the consideration paid or delivered by any Loan Parties for such acquisition (excluding Equity Interests of the Parent) that is attributable to investments in Persons (whether or not Subsidiaries) that do not become Loan Parties as a result of such acquisition but in which the Borrower or any other Subsidiary shall own, directly or indirectly, any investment as a result of such acquisition (including the investment in the Person acquired, if it is not a Subsidiary Loan Party) are treated, at the time of such acquisition, as investments in such Person pursuant to Section 6.08 and are permitted to be made thereunder at such time (other than pursuant to the clause thereof that permits Permitted Acquisitions), (d) the Parent would have been in compliance with the covenant contained in Section 6.11 as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available (the “Test Date”), determined as provided below, and (e) for any acquisition (or series of related acquisitions) involving consideration (excluding Equity Interests of the Parent) exceeding $20,000,000, the Borrower has delivered to the Lender a certificate executed by a Financial Officer to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above and compliance with Section 6.01 in respect of any Indebtedness resulting from such acquisition.  For purposes of clause (d) above, compliance with Section 6.11 shall be determined as though such acquisition, and each other acquisition of an Acquired Entity or Business consummated subsequent to the Test Date, had occurred on the Test Date, and as though the sale or disposition of any Sold Entity or Business sold or disposed of subsequent to the Test Date had been sold or disposed of on the Test Date.

"Permitted Encumbrances" means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's construction, artisan's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

(d) deposits to secure or in connection with the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent or any Subsidiary;

(g) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with creditor depository institution; and

(h) landlord's Liens under leases of property to which the Parent or a Subsidiary is a party;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

“Permitted Governmental Receivables Program” means the Auto Supplier Support Program established by the United States Department of the Treasury pursuant to the authority granted to it by and under the Emergency Economic Stabilization Act of 2008, as amended or any similar governmental receivables program approved by the Administrative Agent under the First Lien Credit Agreement; provided that the Parent or the Borrower shall deliver to the Lender copies of all documentation entered into in connection with any such transaction.

                “Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America),

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 by S&P or P-1 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any lender under the Revolving Credit Agreement, (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any foreign country recognized by the United States of America which has a combined capital and surplus and undivided profits of not less than $250,000,000 (or the foreign currency equivalent thereof) or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a), (e) and (f) of this definition of “Permitted Investments” and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody’s;

(g) in the case of any Foreign Subsidiary, (i) direct obligations of the sovereign nation (or any agency thereof) in which such Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (iii) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors (or the parents of such obligors), which investments of obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of the Parent and the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors);

(h) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above; and

(i) time deposit accounts, certificates of deposits and money market deposits in an aggregate face amount not in excess 1% of Total Assets of the Parent as of the end of the Parent’s most recently completed fiscal year.

                 “Permitted Receivables Factoring” means a factoring transaction pursuant to which the Parent or one or more Subsidiaries (or a combination thereof) sells (on a non-recourse basis other than Standard Securitization Undertakings) Receivables (and Related Security) for cash consideration to a Person or Persons (other than to an Affiliate or to General Motors Company or any of its Affiliates); provided that the Parent or the Borrower shall deliver to the Lender copies of all documentation entered into in connection with any such transaction.

 “Permitted Receivables Financing” means a Permitted Receivables Securitization, a Permitted Governmental Receivables Program or a Permitted Receivables Factoring.

                “Permitted Receivables Securitization” means transactions (other than pursuant to a Permitted Governmental Receivables Program or Permitted Receivables Factoring) pursuant to which the Parent or one or more of the Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling or otherwise transferring such Receivables and Related Security (on a non-recourse basis with respect to the Parent and the Subsidiaries, other than Standard Securitization Undertakings) to one or more Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Receivables and Related Security; provided that the Parent or the Borrower shall deliver to the Lender copies of all documentation entered into in connection with any such transaction.

                “Permitted Refinancing Indebtedness” means any Indebtedness (other than any Indebtedness incurred under this Agreement) of the Parent or a Subsidiary, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), Indebtedness of the Parent or such Subsidiary, as the case may be, that is permitted by this Agreement to be Refinanced; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus all refinancing expenses incurred in connection therewith, including, without limitation, any related fees and expenses, make-whole amounts, original issue discount, unpaid accrued interest and premium thereon);

(b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to (and the maturity of such Permitted Refinancing Indebtedness is no earlier than) that of the Indebtedness being Refinanced;

(c) if the Indebtedness being Refinanced is subordinated in right of payment to any of the Secured Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms at least as favorable, taken as a whole, to the Lender as those contained in the documentation governing the Indebtedness being Refinanced; provided that a certificate of an officer of the Borrower is delivered to the Lender at least ten (10) Business Days (or such shorter period as the Lender may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such subordination terms or drafts of the documentation relating thereto, stating that (i) the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement and (ii) unless the Lender disagrees by a specified date (as provided below), such terms and conditions shall be permitted and shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Lender notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(d) no Permitted Refinancing Indebtedness shall have different obligors than the Indebtedness being Refinanced;

(e) in the case of a Refinancing of Restricted Debt, the terms of such Permitted Refinancing Indebtedness shall be no less favorable taken as a whole to the Parent and the Subsidiaries than the terms of the Indebtedness being Refinanced; provided that (i) a certificate of an officer of the Borrower is delivered to the Lender at least ten (10) Business Days (or such shorter period as the Lender may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that (A) the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement and (B) unless the Lender disagrees by a specified date (as provided below), such terms and conditions shall be permitted, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Lender notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (ii) the pricing terms may be less favorable to the Parent and the Subsidiaries so long as it is being refinanced at the then-prevailing market price; and

(f) in the case of a Refinancing of Indebtedness arising under the First Lien Loan Documents, the aggregate principal amount of such Permitted Refinancing Indebtedness, together with the outstanding principal amount of any remaining Indebtedness owing under the First Lien Loan Documents and not simultaneously Refinanced, shall be subject to the Senior Obligations Cap as defined in the Intercreditor Agreement.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                “Receivable” means an Account owing to the Parent or any Subsidiary (before its transfer to a Receivables Subsidiary or to another Person), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

                “Receivables Financing Debt” means, as of any date with respect to any Permitted Receivables Financing, the amount of the outstanding uncollected Receivables subject to such Permitted Receivables Financing that would not be returned, directly or indirectly, to the Parent or the Borrower, if all such Receivables were to be collected at such date and such Permitted Receivables Financing were to be terminated at such date.

                “Receivables Subsidiary” means a wholly owned Subsidiary that does not engage in any activities other than participating in one or more Permitted Receivables Securitizations and activities incidental thereto; provided that (a) such Subsidiary does not have any Indebtedness other than Indebtedness incurred pursuant to a Permitted Receivables Securitization owed to financing parties (including the Parent or the applicable seller of Receivables) supported by Receivables and Related Security and (b) neither the Parent nor any Subsidiary Guarantees any Indebtedness or other obligation of such Subsidiary, other than Standard Securitization Undertakings.

 "Related Business" means any business in which the Parent or any of the Subsidiaries was engaged on the Effective Date and any business related, ancillary or complimentary to such business.

 "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

 "Related Security" means, with respect to any Receivables subject to a Permitted Receivables Financing, all assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, including all collateral securing such Receivables, all contracts and all Guarantee or other obligations in respect of such Receivables, and all proceeds of such Receivables.

“Restatement Transactions” has the meaning specified in the First Lien Term Loan Agreement in effect on the date of this Agreement.

 "Restricted Debt" means (a) any Existing Debt Securities and (b) any other Indebtedness (other than Indebtedness owed to the Parent or a Subsidiary) of any Loan Party that (i) matures on or after the date that is one year prior to the Maturity Date and (ii) is unsecured or is secured by a Lien on Collateral that is junior to the Lien thereon granted under the Loan Documents.

 "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary.

 "Restricted Property" means any "Operating Property" or "shares of capital stock or Debt issued by any Restricted Subsidiary and owned by the Company or Holdings or any Restricted Subsidiary", in each case within the meaning of the Existing Senior Notes Indentures.

 "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

 “Secured Leverage Ratio” means, on any date, the ratio of (a) Total Priority Indebtedness as of such date to (b) Consolidated EBITDA of the Parent for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).

 "Secured Obligations" has the meaning assigned to such term in the Collateral Agreement.

“Secured Obligations Amount” has the meaning specified in the First Lien Term Loan Agreement in effect on the date of this Agreement.

"Security Documents" means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.09 or 5.10 to secure any of the Secured Obligations.

“Settlement Agreement” means the Settlement and Commercial Agreement between Lender, Borrower and Parent, of even date herewith.

"Sold Entity or Business" has the meaning assigned to such term in the definition of "Consolidated EBITDA"

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities made by the Parent or any of the Subsidiaries in connection with a Permitted Receivables Financing that are customary for Permitted Receivables Financings of the same type; provided that Standard Securitization Undertakings shall not include any Guarantee of any Indebtedness or collectability of any Receivables.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  Loans bearing interest at the Adjusted LIBO Rate shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Parent, including the Borrower.

''Subsidiary Loan Party" means any Subsidiary that is not the Borrower, a Foreign Subsidiary, an NWO Subsidiary or a Receivables Subsidiary.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, and includes all liabilities, penalties and interest with respect to such amounts.

“Term Loan Commitment” means the commitment of Lender to make Loans hereunder in an amount not to exceed (a) $100,000,000.00, less (b) the amount of any termination or reduction by Borrower pursuant to Section 2.04 of this Agreement.

"Total Assets" means, with respect to any Person as of any date, the amount of total assets of such Person and its subsidiaries that would be reflected on a balance sheet of such Person prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Indebtedness” means, as of any date, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Parent and the Subsidiaries outstanding as of such date that consists of Capital Lease Obligations, obligations for borrowed money and obligations in respect of the deferred purchase price of property or services, determined on a consolidated basis, plus (b) the aggregate amount, if any, of Receivables Financing Debt of the Parent and the Subsidiaries outstanding as of such date.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA of the Parent for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).

“Total Priority Indebtedness” has the meaning specified in the First Lien Term Loan Agreement in effect on the date of this Agreement.

"Transactions" means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally.

 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Loans

SECTION 2.01. Commitment.

Subject to the terms and conditions set forth herein, Lender agrees to make Loans to the Borrower from time to time in an aggregate amount not to exceed the Term Loan Commitment.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans.

(a) Provided no Default has occurred and is continuing, Lender will make Loans through September 30, 2013 on the following terms:

(i)	the aggregate principal amount of all Loans made on or after the date of this Agreement will not exceed the Term Loan Commitment;

(ii)	the Loans will be made in increments of no less than $25,000,000.00 following Lender’s receipt of a Borrowing Request in accordance with Section 2.03 below; and

(iii)	all Loans will bear interest at the rates provided in, and interest on the Loans will be payable in accordance with the terms of, Section 2.07.

(b) [Intentionally omitted].

SECTION 2.03. Requests for Borrowings.

To request a Loan, the Borrower shall notify the Lender of such request by telephone not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount (expressed in Dollars) of the requested Loan (which must be equal to or greater than $25,000,000);

(ii)	the date of such Loan, which must be a Business Day;

(iii)	the location and number of the Borrower's account to which funds are to be disbursed.

SECTION 2.04. Termination and Reduction of Commitment.

(a) Unless previously terminated, the unused portion of the Term Loan Commitment shall terminate on the Maturity Date.

(b) The Borrower may at any time from and after June 30, 2011 terminate, or from time to time reduce, the Term Loan Commitment without premium or penalty; provided that each reduction of the Term Loan Commitment shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000, provided that any termination or reduction of the Term Loan Commitment caused by the borrowing of a Loan or Loans may occur at any time.

(c) The Borrower shall notify the Lender of any election to terminate or reduce the unused portion of the Term Loan Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the unused portion of the Term Loan Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Term Loan Commitment shall be permanent.

SECTION 2.05. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b) Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to Lender resulting from each Loan made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender and in an amount equal to the Term Loan Commitment (although Borrower will only be obligated to repay the amount of the Loans actually outstanding, together with any other amounts owing under this Agreement) (the “Note”).

SECTION 2.06. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section, provided, however, that any such prepayment made prior to June 30, 2011 may only be made with cash flow generated by Borrower from its ordinary course business operations and must be accompanied by a certificate executed by a Financial Officer verifying the source of such repayment funds.

(b) The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Prepayments will be accompanied by accrued interest as required by Section 2.07.

SECTION 2.07. Interest.

(a) The Loans shall bear interest at the Adjusted LIBO Rate plus twelve percent (12.00%) per annum.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loan.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days.

(e) If Lender determines that reasonable means do not exist for determining the Adjusted LIBO Rate for any Interest Period, then Lender shall not be obligated to make Loans bearing interest at a rate based on the Adjusted LIBO Rate and all Loans will instead bear interest at a rate equal to the Alternative Interest Rate, until the next month for which Lender determines that the Adjusted LIBO Rate can reasonably be established.

SECTION 2.08. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including any such deductions applicable to additional sums payable under this Section 2.08(a)), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, and without duplication of paragraph (a) hereof, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) and any penalties, interest and reasonable expenses (other than Excluded Taxes) arising therefrom or with respect thereto; provided, that the Lender provides the Borrower with a written record therefor setting forth in reasonable detail the basis and calculation of such amounts.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, to the extent such a receipt is issued therefor, or other evidence of such payment reasonably satisfactory to Lender.

(e) If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.08, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.08 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other reasonable charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Lender or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(f) If Lender claims any indemnity payment or additional amounts payable pursuant to this Section 2.08, it shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrower following the reasonable written request by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of Lender, require the disclosure of information that the Lender reasonably considers confidential or be otherwise disadvantageous to the Lender.

SECTION 2.09. Payments Generally.

The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.08, or otherwise) by wire transfer to Lender prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim, pursuant to the following wire instructions:

ABA#:                021 000 089
Acct#:                3053-2921
Beneficiary:          NYTO-Supplier Remittance, General Motors Company
Bank Name:         Citibank
Bank Address:        1 Penn's Way, New Castle, Delaware 19720-2437

Any amounts received after such time on any date may, in the discretion of the Lender be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 767 Fifth Avenue, New York, New York 10153.

ARTICLE III

Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Lender that:

SECTION 3.01. Organization; Powers.

Each of the Parent and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.

The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Borrower and such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except registrations and filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent or any Subsidiary or its assets the violation or breach of which would result in or would reasonably be expected to result in a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by the Parent or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2008, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2009, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since June 30, 2009, there has been no material adverse change in the business, assets, operations or financial condition of the Parent and the Subsidiaries, taken as a whole, except for the information disclosed to the Lender prior to the execution and delivery of this Agreement.

SECTION 3.05. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.06. Compliance with Laws and Agreements.

Each of the Parent and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.07. Investment Company Status.

Neither the Parent nor any of the Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08. Taxes.

Each of the Parent and the Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA.

(a)           Each of the Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

(b)           Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.  With respect to each Foreign Pension Plan, none of the Parent, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Parent or any Subsidiary, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to  Lender in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.  The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect

SECTION 3.10. Disclosure.

None of the reports, financial statements or other information furnished by or on behalf of the Parent or the Borrower to the Lender in connection with the negotiation of the Loan Documents or delivered thereunder, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or any information concerning future proposed and intended activities of the Parent and the Subsidiaries, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and information are forward looking statements which by their nature are subject to significant uncertainties and contingencies, many of which are beyond the Parent's and the Borrower's control, and that actual results may differ, perhaps materially, from those expressed or implied in such forward looking statements, and no assurance can be given that the projections will be realized).

SECTION 3.11. Subsidiaries.

Schedule 3.11 sets forth the name and jurisdiction of organization of, and the direct or indirect ownership interest of the Parent in, each Subsidiary, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case, as of the date of this Agreement.

SECTION 3.12. Properties.

(a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all Intellectual Property material to the business of the Parent and the Subsidiaries (taken as a whole) as presently conducted, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.12 sets forth the address of each real property that is owned by the Parent or any of its Subsidiaries as of the date of this Agreement and, in the case of each such property designated on such Schedule as a Mortgaged Property, the proper jurisdiction for filing of a Mortgage in respect thereof.

(d) As of the date of this Agreement, no Loan Party has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.13. Collateral Matters.

(a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Lender, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code), is delivered to the Lender, or is delivered to a collateral agent for Lender subject to the terms and conditions of the Intercreditor Agreement, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person other than the secured parties under the First Lien Loan Documents, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Lender, a legal, valid and enforceable second lien and security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected second lien mortgage and security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted by Section 6.02.

(c) Upon the recordation of the Copyright Security Agreement with the United States Copyright Office pursuant to 17 U.S.C. § 205 and the regulations thereunder and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the material Copyrights in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Copyright Office may be necessary to perfect a security interest in such Copyrights acquired by the Loan Parties after the date of this Agreement).

(d) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Lender, a valid and enforceable security interest in the Collateral subject thereto and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 6.02.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Effectiveness.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Lender (or its counsel) shall have received (i) from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Lender (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) from each of the Borrower and each Guarantor a counterpart of the Guarantee Agreement signed on behalf of such party or written evidence satisfactory to the Lender (which may include telecopy or electronic mail transmission of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement, and (iii) from each party to each of the Loan Documents, the Access Agreement and the Settlement Agreement, a counterpart of such document signed on behalf of such party or written evidence satisfactory to the Lender (which may include telecopy or electronic mail transmission of a signed signature page) that such party has signed such document.

(b) The Lender shall have received favorable written opinions (addressed to the Lender and dated the date hereof) of each of Richard G. Raymond, General Counsel of the Borrower, Shearman & Sterling LLP, counsel to the Loan Parties, and Driggers, Schultz & Herbst, P.C., Michigan counsel to the Loan Parties, substantially in the form of collective Exhibit E, respectively.  The Parent and the Borrower hereby request such counsel to deliver such opinions.

(c) The Lender shall have received a fully executed Secretary’s Certificate in the form of Exhibit F hereto.

(d) The Restatement Effective Date has occurred under the First Lien Loan Documents and the Restatement Transactions (as defined therein) are effective.

(e) The Collateral Requirement has been met.

SECTION 4.02. Each Loan Event.

The obligation of Lender to make any Loan is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents (except the representation and warranty set forth in Section 3.04(b) with respect to Loans made after the date of this Agreement) shall be true and correct in all material respects on and as of the date of such Loan, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects with respect to such earlier date).

(b) At the time of and immediately after giving effect to such Loan, (i) no Default shall have occurred and be continuing and (ii) the total principal amount of all Loans shall not exceed the Term Loan Commitment.

(c) At the time of such Loan, (i) no Event of Default shall have occurred and be continuing under  the Settlement Agreement, and (ii) no Event of Default shall have occurred and be continuing under the First Lien Loan Documents (regardless of whether such Event of Default constitutes an Event of Default under this Agreement at that time).

(d) Simultaneously with the delivery or other submission of a Borrowing Request under Section 2.03 of this Agreement, Borrower shall execute and deliver to Lender under the Warrant Agreement, dated as of the date of this Agreement, between the Borrower and the Lender, a Warrant Certificate, dated the date of funding of the Loan contemplated by the Borrowing Request, which Warrant Certificate shall be substantially similar to, and with the same Exercise Price and Expiration Date as are set forth and defined in, the Warrant Certificate delivered by the Borrower to the Lender on the date hereof, except that the new Warrant Certificate shall be for an amount of shares of common stock of the Borrower equal to (A) 6,915,226 by (B) the principal amount of the initial Loan divided by the Term Loan Commitment as of such date.

(e)  Each Loan shall be deemed to constitute a representation and warranty by the Parent and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Term Loan Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Parent and the Borrower covenant and agree with the Lender that:

SECTION 5.01. Financial Statements and Other Information.

The Parent or the Borrower will furnish to the Lender:

(a) within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that it is understood and agreed that the delivery of the Parent’s Form 10-K and annual report for the applicable fiscal year shall satisfy the requirements of this clause (a) if such materials contain the information required by this clause (a);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its condensed consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that it is understood and agreed that the delivery of the Parent’s Form 10-Q for the applicable fiscal quarter shall satisfy the requirements of this clause (b) if such materials contain the information required by this clause (b);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 and 6.12, and (iii) stating whether any change in GAAP or in the application thereof affecting the financial statements accompanying such certificate in any material respect has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on such financial statements;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request.

Any financial statement, report, proxy statement or other material required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been furnished to the Lender on the date that the Parent notifies the Lender that such financial statement, report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov or on the Parent’s website at www.aam.com; provided that the Parent will furnish paper copies of such financial statement, report, proxy statement or material to the Lender, if the Lender so requests, by notice to the Parent, that the Parent do so, until the Parent receives notice from the Lender to cease delivering such paper copies.

SECTION 5.02. Notices of Material Events.

The Parent or the Borrower will furnish to the Lender written notice of the following, promptly after any executive officer or Financial Officer of the Parent or the Borrower obtains actual knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Subsidiary that involves a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would result in or would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that would result in or would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.

The Parent and the Borrower will, and will cause each of the other Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises, material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) neither the Parent nor any of its Subsidiaries shall be required to preserve any rights, licenses, permits or franchises, if the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of its business and if the loss thereof would not have and would not reasonably be expected to have a Material Adverse Affect.

SECTION 5.04. Payment of Obligations.

The Parent and the Borrower will, and will cause each of the other Subsidiaries to, pay its obligations, including Tax liabilities (but excluding Indebtedness), that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent, the Borrower or such other Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance.

The Parent and the Borrower will, and will cause each of the other Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are reasonable and prudent, as well as such insurance as is required by any Security Document.

SECTION 5.06. Books and Records: Inspection Rights.

The Parent and the Borrower will, and will cause each of the other Subsidiaries to, keep proper financial books of record and account in which full, true and correct entries are made of all financial dealings and transactions in relation to its business and activities in order to produce its financial statements in accordance with GAAP.  The Parent and the Borrower will, and will cause each of the other Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice and at the Lender’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract).

SECTION 5.07. Compliance with Laws.

The Parent and the Borrower will, and will cause each of the other Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds.

The proceeds of the Loans will be used for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Subsidiary Loan Parties.

 If any Subsidiary Loan Party is formed or otherwise acquired after the date hereof or any Subsidiary that is not a Subsidiary Loan Party subsequently becomes a Subsidiary Loan Party, then, in each case, within 10 Business Days thereafter the Parent or the Borrower shall notify the Lender thereof and cause such Subsidiary to (a) execute a supplement to the Guarantee Agreement (substantially in the form provided as an annex thereto or otherwise in form and substance reasonably satisfactory to the Lender) in order to become a Guarantor and (b) satisfy the Collateral Requirement.

SECTION 5.10. Information Regarding Collateral.

(a) The Parent or the Borrower will furnish to the Lender prompt written notice of any change (i) in the legal name of any Loan Party, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), or (iii) in the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Parent and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Parent or the Borrower shall deliver to the Lender a certificate of a Financial Officer attaching a Perfection Schedule setting forth any changes, including all additions, in the information required pursuant to the Perfection Schedule (other than Sections 2-6 thereof) or confirming that there has been no change in such information since the Perfection Schedule included in the Collateral Agreement on the date of this Agreement or the date of the most recent certificate delivered pursuant to this Section.

(c) The Borrower (i) will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (ii) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.11. Further Assurances.

(a) Each of the Parent and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Lender may reasonably request, to cause the Collateral Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.

(b) If any material assets (including any real property or improvements thereto or any interest therein having an aggregate fair market value or purchase price exceeding $25,000,000, other than leasehold interests in real property not owned by the Parent or a Subsidiary) are acquired by any Loan Party after the date of this Agreement (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Lender thereof, and, if requested by the Lender, the Parent and the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations (in the same manner as Collateral under the Collateral Agreement secures the Secured Obligations) and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Lender to cause the Collateral Requirement to be satisfied with respect to such assets, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Term Loan Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Parent and the Borrower covenant and agree with the Lender that:

SECTION 6.01. Indebtedness.

(a) The Parent and the Borrower will not, and will not permit any other Subsidiary to, create, incur, assume or permit to exist any Indebtedness, including pursuant to any Guarantee of Indebtedness of the Parent or another Subsidiary, except:

(i)	Indebtedness owing to the Parent or another Subsidiary, if also permitted by Section 6.08;

(ii)	Guarantees of Indebtedness of the Parent or a Subsidiary, if also permitted by Section 6.08;

(iii)	any Indebtedness under the First Lien Loan Documents and any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness and (B) Indebtedness under the Loan Documents;

(iv)
Existing Debt Securities outstanding on the date of this Agreement, and any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness, and (B) other Indebtedness existing as of the date of this Agreement and set forth on Schedule 6.01 hereto;

(v)
other Indebtedness of a Loan Party or NWO Subsidiary that is not a Loan Party secured by any Lien on any asset of any Loan Party and Receivables Financing Debt attributable to any Permitted Receivables Financing; provided that (A) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $75,000,000 at any time outstanding and (B) not more than $25,000,000 of the aggregate principal amount of such Indebtedness (other than Receivables Financing Debt and any Indebtedness secured by Liens permitted by clause (e) of Section 6.02) shall be secured by Liens; provided further that, the limitation in each of clause (A) and clause (B) above may be exceeded if, at the time any such Indebtedness is incurred (or results from a Permitted Acquisition) in excess of such limitation (both before and after giving effect to such incurrence and application of the proceeds thereof), no Default shall exist or shall result therefrom and the ratio of the Collateral Value Amount to the Secured Obligations Amount shall equal or exceed 1.75 to 1.0;

(vi)
other unsecured Indebtedness of any Loan Party or NWO Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $250,000,000 at any time outstanding; provided further that such limitation may be exceeded if, at the time any such Indebtedness is incurred (or results from a Permitted Acquisition) in excess of such limitation (both before and after giving effect to such incurrence and the application of the proceeds thereof), no Default shall exist or shall result therefrom and the Total Leverage Ratio shall not exceed 3.25 to 1.00;

(vii)
other Indebtedness of any Foreign Subsidiary and Receivables Financing Debt attributable to Receivables of any Foreign Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (other than Indebtedness owing by a Foreign Subsidiary to another Foreign Subsidiary) shall not exceed $175,000,000  at any time outstanding; provided further that such limitation may be exceeded if, at the time any such Indebtedness is incurred (or results from results from a Permitted Acquisition) in excess of such limitation (both before and after giving effect to such incurrence), no Default shall exist or shall result therefrom and the ratio of the Collateral Value Amount (adjusted to reflect Indebtedness of Foreign Subsidiaries after giving effect to the incurrence of such Indebtedness) to the Secured Obligations Amount is equal to or exceeds 1.75 to 1.0; and

(b) None of the Parent, the Borrower or any other Subsidiary will issue any Disqualified Equity Interests, other than any such issuance by a Subsidiary to the Parent or another Subsidiary (except by a Subsidiary that is not a Loan Party to a Loan Party) otherwise permitted by this Agreement.

SECTION 6.02. Liens.

The Parent and the Borrower will not, and will not permit any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Liens created under the First Lien Loan Documents;

(c) Permitted Encumbrances;

(d) any Lien on any property or asset of the Parent or any Subsidiary existing on the date of this Agreement (other than Liens of the type permitted under clause (h) of this Section) and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date of this Agreement and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date of this Agreement prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) if such Lien secures Indebtedness, such Indebtedness is permitted by Section 6.01 and the aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (e) does not exceed $50,000,000;

(f) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary on or after the date of this Agreement; provided that (i) such Liens secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby is permitted by Section 6.01 and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property or assets of the Parent or any Subsidiary (other than to accessions to such fixed or capital assets and provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

(g) any other Lien on any property or asset of any Foreign Subsidiary; provided that (i) such Lien secures Indebtedness or other obligations of such Subsidiary that is not Guaranteed by any Loan Party and (ii) with respect to Indebtedness such Indebtedness is permitted by Section 6.01;

(h) Liens comprising easements, rights of way or other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or do not materially interfere with the ordinary conduct of business of the Parent or any Subsidiary;

(i) assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing and Liens arising pursuant to a Permitted Receivables Financing on Receivables and Related Security sold or financed in connection with such Permitted Receivables Financing; provided that the related Receivables Financing Debt is permitted by Section 6.01;

(j) any other Lien securing Indebtedness or other obligations of any Loan Party; provided that (i) such Lien secures Indebtedness permitted by clause (v) of Section 6.01(a) or other obligations to the extent such obligations do not exceed, when taken together with Indebtedness permitted under Section 6.01(a)(v)(B), $15,000,000 and (ii) such Lien shall not attach to Restricted Property and, if any such Lien attaches to Collateral, such Lien shall be junior to the Liens granted pursuant to the Loan Documents;

(k) any purchase option, call or similar right of a third party that owns Equity Interests in a NWO Subsidiary with respect to any Equity Interests in such NWO Subsidiary that are customary among parties to a joint venture; and

(l) any Lien securing the obligations under the Access Agreement.

SECTION 6.03. Fundamental Changes

(a) The Parent and the Borrower will not, and will not permit any other Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Parent and the Subsidiaries, taken as a whole, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person (other than the Borrower) may merge into the Parent in a transaction in which the Parent is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if a Loan Party is a party to such merger, then the surviving entity is a Loan Party, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to another Subsidiary and (iv) any Subsidiary (other than the Borrower or a Guarantor (except for International Holdco to the extent described below)) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.08.

(b)           The Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any line of business other than lines of business conducted by the Parent and its Subsidiaries on the date of this Agreement and lines of business reasonably related or incidental thereto.

(c)           International Holdco will not engage in any business or activity other than the ownership of Equity Interests and other investments in Foreign Subsidiaries and activities incidental thereto.  International Holdco will not own or acquire any assets (other than Equity Interests and other investments in Foreign Subsidiaries, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities imposed by law, including Tax liabilities, and other liabilities incidental to its existence and permitted business and activities). International Holdco will not sell, transfer or otherwise dispose of any of the Equity Interests or other investments in the Foreign Subsidiaries located in China or India to the Parent or any other Subsidiary; provided that International Holdco may transfer such Equity Interests to any wholly-owned Foreign Subsidiary of International Holdco but, in such event, all such Equity Interests shall remain owned by International Holdco or a wholly-owned Foreign Subsidiary of International Holdco unless and until sold or otherwise disposed of to a Person other than the Parent or a Subsidiary in compliance with this Agreement; provided further that International Holdco may dissolve or liquidate into the Borrower or any other Loan Party the assets of which at such time do not consist only of Equity Interests in Foreign Subsidiaries.

SECTION 6.04. Transactions with Affiliates.

The Parent and the Borrower will not, and will not permit any of the other Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Parent, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate or between or among Foreign Subsidiaries not involving any other Affiliate, (c) transactions between a Loan Party and a Foreign Subsidiary, provided that, to the extent that such transaction is not in the ordinary course of business (based upon past practices and customary industry practices) and is at prices and on terms less favorable to such Loan Party then could be obtained on an arm’s length basis from an unrelated third party, the excess value conferred by such Loan Party on such Foreign Subsidiary as a result thereof shall be treated as an investment in such Foreign Subsidiary for purposes of determining compliance with Section 6.08, (d) advances to employees permitted by Section 6.08, (e) any Restricted Payments permitted by Section 6.06, (f) fees, compensation and other benefits paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors and employees of any Loan Party in the ordinary course of business consistent with past practices and/or industry practices, (g) any employment agreement entered into by the Parent or any of the Subsidiaries in the ordinary course of business, (h) any Permitted Receivables Financing, (i) transactions and agreements in existence on the date of this Agreement and listed on Schedule 6.04 and, in each case, any amendment thereto that is not disadvantageous to the Lender in any material respect, (j) transactions described in Schedule 6.08B and (k) transactions among the Parent, any Loan Party and any of the Subsidiaries, permitted by Section 6.03(a) (other than clause (iii) thereof, except transactions solely between Loan Parties or solely between Foreign Subsidiaries).

SECTION 6.05. Restrictive Agreements.

The Parent and the Borrower will not, and will not permit any other Subsidiary (other than a Receivables Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure any of the Secured Obligations or any refinancing or replacement thereof, or (b) the ability of any Subsidiary (other than the Borrower) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Loan Party or to Guarantee Indebtedness of the Parent or any other Loan Party; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date of this Agreement in the First Lien Loan Documents or the Existing Senior Note Indentures or identified on Schedule 6.04 or to any extension or renewal thereof, or any amendment or modification thereto that does not expand the scope of any such restriction or condition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to (A) secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) Receivables sold pursuant to any Permitted Receivables Financing and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.06. Restricted Payments; Certain Payments of Indebtedness.

(a) Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests permitted hereunder, (ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, ratably to the holders of such Equity Interests, (iii) the Parent may repurchase its Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (iv) the Parent may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent, (v) the Parent or the Borrower may, in the ordinary course of business and consistent with past practices, repurchase, retire or otherwise acquire for value Equity Interests (including any restricted stock or restricted stock units) held by any present, future or former employee, director, officer or consultant (or any Affiliate, spouse, former spouse, other immediate family member, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) of the Parent or any of its Subsidiaries pursuant to any employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Parent or any Subsidiary and (vi) the Borrower may make Restricted Payments to the Parent the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers.

(b) Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of any Restricted Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt, except:

(i)	any refinancing of Restricted Debt with Permitted Refinancing Indebtedness; and

(ii)	regularly scheduled payments of principal or interest.

SECTION 6.07. Sales of Assets and Subsidiary Stock.

The Parent and Borrower will not, and will not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(a) the Parent or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Borrower’s board of directors, of the shares and assets subject to such Asset Disposition;

(b) the terms and conditions of such Asset Disposition were obtained through an arm’s-length negotiation; and

(c) at least 75% of the consideration therefor received by the Parent or such Subsidiary is in the form of cash or Permitted Investments; provided that for the purposes of this paragraph (c), the amount of (i) any liabilities (as shown on the Parent’s or the applicable Subsidiary’s most recent balance sheet (or in the notes thereto)) of the Parent or any Subsidiary (other than liabilities that by their terms are subordinated to the obligations with respect to the Loans) that are assumed by the transferee of any such assets and from which the Parent and any Subsidiary have been validly released by all creditors in writing and (ii) any securities received by the Parent or any Subsidiary from such transferee that are converted into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition shall be deemed to be cash for the purposes of this Section 6.07.

SECTION 6.08. Investments, Loans, Advances, Guarantees and Acquisitions.

The Parent and Borrower will not, and will not permit any of the other Subsidiaries (other than a Receivables Subsidiary) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) cash and Permitted Investments;

(b) investments existing on the date of this Agreement and set forth on Schedule 6.08A plus (i) any additional investments in the Persons identified on such Schedule that, as of date of this Agreement, are required by contract or law to be made after the date of this Agreement and (ii) other investments that may be required to be made in such Persons after the date of this Agreement either by contract or law; provided that the aggregate amount of investments permitted by clauses (i) and (ii) shall not exceed $10,000,000;

(c) investments by the Parent, the Borrower and the other Subsidiaries in Equity Interests in their respective Subsidiaries, and by any Foreign Subsidiary in Equity Interests in any other Foreign Subsidiary; provided that (i) the Subsidiary in which such investment is made is a Subsidiary before such investment is made, or such investment is made in connection with the formation of such Subsidiary and (ii) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees (other than Excluded Guarantees) by Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding, without duplication, all such investments, loans or advances existing on the date of this Agreement) shall not exceed (x) from the date of this Agreement to (and including) December 31, 2011, $100,000,000 at any time outstanding (disregarding any write-down or write-off of any such loan, advance or other investment) and (y) thereafter, $175,000,000 at any time outstanding (disregarding any write-down or write-off of any such loan, advance or other investment);

(d) loans or advances made by the Parent to any Subsidiary and made by any Subsidiary to the Parent or any other Subsidiary; provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Parent of obligations of any Subsidiary and Guarantees by any Subsidiary of obligations of the Parent or any other Subsidiary; provided that (i) a Subsidiary that is not a Loan Party shall not Guarantee any obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f) loans and advances to employees in the ordinary course of business of the Parent and the Subsidiaries as presently conducted in an aggregate amount not to exceed $10,000,000 at any time outstanding (disregarding any write-down or write-off thereof):

(g) Permitted Acquisitions;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) investments described on Schedule 6.08B;

(j) investments, Guarantees, loans and advances made amongst and between Foreign Subsidiaries;

(k) promissory notes and other non-cash consideration received in connection with dispositions of assets;

(l) investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices; and

(m) other investments, loans, advances, acquisitions and Guarantees; provided that (i) at the time any such investment, loan, advance, acquisition or Guarantee, is made and immediately after giving effect thereto, no Default shall have occurred and be continuing and (ii) the aggregate amount of all such investments, loans, advances, acquisitions and Guarantees outstanding at any time (disregarding any write-down or write-off thereof) shall not exceed (x) from the date of this Agreement to (and including) December 31, 2011,  $20,000,000 and (y) thereafter, $50,000,000.

SECTION 6.09. Lien Basket Amount

.  The Parent and the Borrower will not, and will not permit any other Subsidiary to, create, incur, assume or permit to exist any Indebtedness secured by a Lien (other than pursuant to the First Lien Loan Documents and, subject to the Intercreditor Agreement, the Secured Obligations) on any Restricted Property that would utilize any of the Lien Basket Amount under the Existing Senior Notes Indenture (that permits Liens on Restricted Property without equally and ratably securing the Existing Senior Notes).

SECTION 6.10. Amendment of Material Documents

   Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, amend, modify or waive any of its rights under any First Lien Loan Documents or any agreements or instruments governing or evidencing any Restricted Debt in a manner that would be adverse in any material respect to the interests of the Lender.

SECTION 6.11.  Secured Leverage Ratio

  The Parent will not permit the Secured Leverage Ratio as of the end of any fiscal quarter set forth below to exceed the ratio set forth below with respect to such fiscal quarter:

Fiscal Quarter End Date	Secured Leverage Ratio
September 30, 2009	14.00:1.00
December 31, 2009	10.00:1.00
March 31, 2010	10.00:1.00
June 30, 2010	4.75:1.00
September 30, 2010	4.50:1.00
December 31, 2010	4.25:1.00
March 31, 2011	4.25:1.00
June 30, 2011 and thereafter	3.75:1.00

SECTION 6.12.  Cash Interest Expense Coverage Ratio

.  The Parent will not permit the Cash Interest Expense Coverage Ratio for any period of four consecutive fiscal quarters ending on any date set forth below to be less than the ratio set forth below with respect to such date:

Fiscal Quarter End Date	Cash Interest Expense Coverage Ratio
September 30, 2009	0.50:1.00
December 31, 2009	0.65:1.00
March 31, 2010	0.65:1.00
June 30, 2010	1.25:1.00
September 30, 2010	1.25:1.00
December 31, 2010	1.25:1.00
March 31, 2011 (and thereafter)	1.70:1.00

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or financial statement furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in clause (a) of Section 5.02 or in Section 5.03 (with respect to the existence of the Parent or the Borrower) or 5.08 or in Article VI (other than Section 6.05);

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

(f) the Parent or any Subsidiary shall fail to make any payment of principal, interest or premium (regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable, and such failure shall continue after the expiration of the grace period (if any) for such failure specified in the agreement or instrument governing such Material Indebtedness; provided that, in the case of any such failure to pay under the First Lien Loan Documents, such failure shall only constitute an Event of Default under this Agreement if such failure is not cured or waived prior to the date that is 60 days after the occurrence of such failure to pay;

(g) the Parent or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement (other than the failure to pay principal, interest or premiums) contained in any agreement or instrument evidencing or governing any Material Indebtedness, and such failure shall continue after the expiration of the grace period (if any) for such failure specified in the agreement or instrument governing such Material Indebtedness, if such failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, in the case of any such failure to perform any term, covenant, condition or agreement under the First Lien Loan Documents, such failure shall only constitute an Event of Default under this Agreement if such failure is not cured or waived prior to the date that is 60 days after the occurrence of such failure  to observe or perform; provided further that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Subsidiary (other than an Excluded Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary  (other than an Excluded Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent or any Subsidiary  (other than an Excluded Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary (other than an Excluded Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent or any Subsidiary (other than an Excluded Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent such amount is not either (i) covered by insurance and the applicable insurer has acknowledged liability or has been notified and is not disputing coverage or (ii) required to be indemnified by another Person that is reasonably likely to be able to satisfy its indemnity obligation (other than the Parent or a Subsidiary) and such Person has acknowledged such obligation or has been notified and is not disputing such obligation) shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain undischarged and unsatisfied for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on Collateral having a fair value exceeding $10,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Lender’s failure to maintain possession (either directly or through a collateral agent subject to the terms of the Intercreditor Agreement) of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement, (iii) as a result of the Lender’s failure to take any action required in order to create or perfect any such Lien following notice from the Borrower that such action is required or (iv) as a result of the Lender’s release of any such Lien that it is not authorized to release pursuant to the Loan Documents;

then, and in every such event (other than an event with respect to the Parent or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitment, and thereupon the Term Loan Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Parent or the Borrower described in clause (h) or (i) of this Article, the Term Loan Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                            ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)
if to the Parent or the Borrower, to it at One Dauch Drive, Detroit, Michigan 48211, Attention of the Chief Financial Officer (Telecopy No. 313-758-4238) with a copy to the Treasurer (Telecopy No.313-758-3936) and the General Counsel (Telecopy No. 313-758-3897); if to the Lender, to General Motors Company, 30009 Van Dyke Road, P.O. Box 9025, Mail Code 480-206-116, Warren, Michigan 48090-9025, Attention: Christopher F. Dubay, Group Counsel, Global Purchasing & Supply Chain (Telecopy No. 586-575-1887), with a copy to Honigman Miller Schwartz and Cohn LLP,  2290 First National Building, 660 Woodward Avenue, Detroit, MI 48226, Attention Robert B. Weiss (Telecopy No. 313-465-7597);

(b) Notices and other communications to Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Lender.  Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number or the contact person for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower and Lender or in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and each Loan Party that is a party thereto.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of a single counsel for the Lender (and any local counsel that Lender determines to be appropriate in connection with matters affected by laws other than those of the State of New York), in connection with the Transactions, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) The Borrower shall indemnify Lender and each Related Party (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its directors, trustees, officers or employees.

(c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender may assign to one or more of its direct or indirect subsidiaries all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) in its sole discretion, and Lender may make any other assignment with the prior written consent of the Borrower; provided that no consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing.

(c) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender pursuant to any of its loan arrangements with the UAW Retiree Medical Benefits Trust, the United States Department of the Treasury and/or Export Development Canada and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

SECTION 9.05. Survival.

All covenants, agreements, representations and warranties made by the Parent and Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitment has not expired or terminated. The provisions of Sections 2.08 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Term Loan Commitment or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Intercreditor Agreement, the Guarantee Agreement and other Loan Documents, including without limitation any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of the Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.09. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.10. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.11. Confidentiality.

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Parent or the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Parent or the Borrower. For the purposes of this Section, "Information" means all information received from the Parent or the Borrower relating to the Parent or the Borrower or their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by the Parent or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.12. Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the Maximum Rate.

SECTION 9.13. Non-Public Information.

Lender acknowledges that all information furnished to it pursuant to this Agreement by or on behalf of the Parent or the Borrower and relating to the Parent, the Borrower, the other Subsidiaries or their businesses may include material non-public information concerning the Parent, the Borrower and the other Subsidiaries and their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by the Parent, the Borrower or the Lender pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Parent, the Borrower and the other Subsidiaries and their securities.

[Signature page follows]

[Signature page to Credit Agreement]

GENERAL MOTORS COMPANY

By:       /s/
Name:     Authorized Signatory
Title:

AMERICAN AXLE &
MANUFACTURING, INC.

By:     /s/
Name:   Authorized Signatory
Title:

AMERICAN AXLE &
MANUFACTURING HOLDINGS, INC.

By:    /s/
Name:    Authorized Signatory
Title:

DETROIT.3806117.16

EXECUTION VERSION

COLLATERAL AGREEMENT

dated as of

September 16, 2009,

among

AMERICAN AXLE & MANUFACTURING
HOLDINGS, INC.,

AMERICAN AXLE & MANUFACTURING, INC.,

THE SUBSIDIARIES OF AMERICAN AXLE &
MANUFACTURING, IN. IDENTIFIED HEREIN

and

GENERAL MOTORS COMPANY,
as Lender

TABLE OF CONTENTS

ARTICLE I Definitions

SECTION 1.01. Credit Agreement
SECTION 1.02. Other Defined Terms

ARTICLE II Pledge of Securities

SECTION 2.01. Pledge
SECTION 2.02. Delivery of the Pledged Collateral
SECTION 2.03. Representations, Warranties and Covenants
SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests
SECTION 2.05. Registration in Nominee Name; Denominations
SECTION 2.06. Voting Rights; Dividends and Interest

ARTICLE III Security Interests in Personal Property

SECTION 3.01. Security Interest
SECTION 3.02. Representations and Warranties
SECTION 3.03. Covenants
SECTION 3.04. Other Actions
SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral
SECTION 3.06. Existing Senior Notes Indentures and Term Loan Agreement
SECTION 3.07. Limitations on Duties of Lender

ARTICLE IV Remedies

SECTION 4.01. Remedies Upon Default
SECTION 4.02. Application of Proceeds
SECTION 4.03. Grant of License to Use Intellectual Property
SECTION 4.04. Securities Act

ARTICLE V Indemnity, Subrogation and Subordination

SECTION 5.01. Indemnity and Subrogation
SECTION 5.02. Contribution and Subrogation
SECTION 5.03. Subordination

ARTICLE VI[IntentionallyOmitted]

ARTICLE VII Miscellaneous

SECTION 7.01. Notices
SECTION 7.02. Waivers; Amendment
SECTION 7.03. Lender's Fees and Expenses; Indemnification
SECTION 7.04. Successors and Assigns
SECTION 7.05. Survival of Agreement
SECTION 7.06. Counterparts; Effectiveness; Several Agreement
SECTION 7.07. Severability
SECTION 7.08. [Intentionally Omitted]
SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process
SECTION 7.10. WAIVER OF JURY TRIAL
SECTION 7.11. Headings
SECTION 7.12. Security Interest Absolute
SECTION 7.13. Termination or Release
SECTION 7.14. Additional Subsidiaries
SECTION 7.15. Lender Appointed Attorney-in-Fact

COLLATERAL AGREEMENT dated as of September 16, 2009, among AMERICAN AXLE & MANUFACTURING HOLDINGS, INC., AMERICAN AXLE & MANUFACTURING, INC. AND ITS SUBSIDIARIES identified herein and GENERAL MOTORS CORPORATION, as Lender (the “Lender”).

Reference is made to the Credit Agreement dated as of September 16, 2009 (the “Credit Agreement”), among American Axle & Manufacturing, Inc. (the "Borrower"), American Axle & Manufacturing Holdings, Inc. (the "Parent"), and Lender.  The Credit Agreement, is conditioned upon, among other things, the execution and delivery of this Agreement.  The Parent and the Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the Credit Agreement and extension of credit thereunder and are willing to execute and deliver this Agreement in order to induce Lender to enter into the Credit Agreement and extend such credit.

ARTICLE I

Definitions

SECTION 1.01.   Credit Agreement

                (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement.  All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein; the term "instrument" shall have the meaning specified in Article 9 of the New York UCC.  All references to the Uniform Commercial Code shall mean the New York UCC.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 1.02.  Other Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

"Account Debtor" means any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

"Article 9 Collateral" has the meaning assigned to such term in Section 3.01.

"Borrower" has the meanings assigned to such term in the preliminary statement of this Agreement.

"Collateral" means Article 9 Collateral and Pledged Collateral.  It is understood that this definition shall not include the assets of any Subsidiary that is not a Loan Party (including any Foreign Subsidiary).

“Control Agreement” means, with respect to any Deposit Account or Securities Account maintained by any Grantor, a control agreement in form and substance reasonably satisfactory to the Lender, duly executed and delivered by such Grantor and the depositary bank or the securities intermediary, as the case may be, with which such Account is maintained.

"Copyright License" means any written agreement, now or hereafter in effect, granting to any third party any right under any Copyright or any such right that such Grantor now or hereafter otherwise has the right to license, and all rights of such Grantor under any such agreement.

"Copyrights" means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, including copyrights in computer software and databases, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office, or any similar office in any other country), including, in the case of clauses (a) and (b), those listed on Schedule III.

"Credit Agreement" has the meaning assigned to such term in the preliminary statement of this Agreement.

"Federal Securities Laws" has the meaning assigned to such term in Section 4.04.

"General Intangibles" means all choses in action causes of action, and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

"Grantors" means the Parent, the Borrower and the Subsidiary Parties.

"Intellectual Property" means all intellectual property now owned or hereafter acquired by any Grantor, including Patents, Copyrights, Licenses, Trademarks, trade secrets and all rights therein and tangible embodiments thereof and all additions, improvements and accessions thereto.

"Intercreditor Agreement" has the meaning assigned to such term in Article VI.

"Lender" has the meaning assigned to such term in the preliminary statement of this Agreement.

"License" means any Patent License, Trademark License, or Copyright License to which any Grantor is a party, including those listed on Schedule III.

"New York UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York.

"Parent" has the meaning assigned to such term in the preliminary statement of this Agreement.

"Patent License" means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a  Patent, or any such right that any Grantor now or hereafter otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, or that a third party now or hereafter otherwise has the right to license, is in existence, and all rights of any Grantor under such agreement.

"Patents" means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor or any similar offices in any other country), including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and in the case of (a) and (b), all the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

"Perfection Schedule" means Schedule 3.02.

"Pledged Collateral" has the meaning assigned to such term in Section 2.01.

"Pledged Debt Securities" has the meaning assigned to such term in Section 2.01.

"Pledged Securities" means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

"Pledged Stock" has the meaning assigned to such term in Section 2.01.

"Proceeds" has the meaning specified in Section 9-102 of the New York UCC.

“Secured Obligations" means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to the Lender under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

"Security Interest" has the meaning assigned to such term in Section 3.01.

"Subsidiary Parties" means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the date of this Agreement.

"Trademark License" means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark or any such right that any Grantor now or hereafter otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, or that a third party now or hereafter otherwise has the right to license, and all rights of any Grantor under any such agreement.

"Trademarks" means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers and designs, now existing or hereafter adopted or acquired and all registrations, recordings and applications filed in connection with the foregoing, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States or any other country or any political subdivision thereof (provided that no security interest shall be granted in the United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity and enforceability of such intent-to-use trademark applications under applicable federal law), and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Pledge of Securities

SECTION 2.01.  Pledge.

 Subject to Section 3.06, as security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Lender, its successors and assigns, and hereby grants to the Lender, its successors and assigns, a security interest in, all of such Grantor's right, title and interest in, to and under (a) the shares of capital stock and other Equity Interests of any subsidiaries owned by it and listed on Schedule II and any other Equity Interests of any subsidiaries obtained in the future by such Grantor and the certificates representing all such Equity Interests (the "Pledged Stock"); provided that the Pledged Stock shall not include more than 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary; (b)(i) the debt securities listed opposite the name of such Grantor on Schedule II, (ii) any debt securities (other than Permitted Investments) in the future issued to such Grantor and (iii) the promissory notes and other instruments evidencing such debt securities (collectively, the "Pledged Debt Securities"); (c) all other property that may be delivered to and held by the Lender pursuant to the terms of this Section 2.01; (d) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the "Pledged Collateral").

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Lender, its successors and assigns forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02.  Delivery of the Pledged Collateral.

                (a) Subject to the Intercreditor Agreement, each Grantor agrees promptly to deliver or cause to be delivered to the Lender or an agent on behalf of the Lender any and all Pledged Securities.

(b) Each Grantor will cause (i) any Indebtedness for borrowed money owed to such Grantor by the Parent or any subsidiary to be evidenced by a duly executed promissory note (except as otherwise provided pursuant to the Collateral Requirement) that is pledged and delivered to the Lender and (ii) any Indebtedness for borrowed money in an aggregate principal amount exceeding $10,000,000 owed to such Grantor by any other Person that is not the Parent or a subsidiary that is evidenced by a promissory note to be pledged and delivered to the Lender.

(c) Upon delivery to the Lender, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Lender and by such other instruments and documents as the Lender may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Lender may reasonably request.  Each delivery of  Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided, that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03.  Representations, Warranties and Covenants.

The Grantors jointly and severally represent, warrant and covenant to and with the Lender, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral Requirement;

(b) the Pledged Stock and Pledged Debt Securities issued by the Parent or any subsidiary have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable, (ii) in the case of Pledged Debt Securities issued by the Parent or any subsidiary, are legal, valid and binding obligations of the issuers thereof and (iii) in the case of the Pledged Debt Securities issued by a Person other than the Parent or a subsidiary, to the applicable Grantor's best knowledge, are legal, valid and binding obligations of the issuers thereof;

(c) except for the security interests granted hereunder and granted under the First Lien Loan Documents, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement, Permitted Encumbrances and Liens and transfers made in compliance with the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement, Permitted Encumbrances and Liens and transfers made in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and Permitted Encumbrances and Liens permitted pursuant to the Credit Agreement), however, arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or the First Lien Loan Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Lender of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities issued by an issuer organized under the laws of any of the States of the United States or the District of Columbia are delivered to the Lender in the State of New York in accordance with this Agreement or to a collateral agent for Lender in accordance with the Intercreditor Agreement, the Lender will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations; and

(h) the pledge effected hereby is effective to vest in the Lender the rights of the Lender in the Pledged Collateral as set forth herein.

SECTION 2.04.    Certification of Limited Liability Company and Limited Partnership Interests.

Each interest in any limited liability company or limited partnership controlled by any Grantor and pledged hereunder shall be a "security" within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC and shall be represented by a certificate and delivered to the Lender pursuant to Section 2.02 or shall be an uncertificated security and subject to the provisions of Section 3.04(b); provided that the agreement referred to therein shall be in form and substance reasonably satisfactory to the Lender and shall have been executed and delivered to the Lender within 10 days after the date the Parent or the Borrower shall have been required to comply with Sections 5.09 or 5.10(a) of the Credit Agreement.

SECTION 2.05.  Registration in Nominee Name; Denominations.

Upon the occurrence and during the continuance of a Default, subject to the Intercreditor Agreement, the Lender shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Lender.  Each Grantor will promptly give to the Lender copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  Subject to the Intercreditor Agreement, the Lender shall, if a Default shall have occurred and be continuing, have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06.  Voting Rights; Dividends and Interest

(a) Subject to the Intercreditor Agreement, unless and until an Event of Default shall have occurred and be continuing and the Lender shall have notified the Grantors that their rights under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of  Lender under this Agreement or the Credit Agreement or any other Loan Document or the ability of Lender to exercise the same.

(ii) The Lender shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Lender and shall be forthwith delivered to the Lender in the same form as so received (with any necessary endorsement).

(b) Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, after the Lender shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Lender, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Lender upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Lender pursuant to the provisions of this paragraph (b) shall be retained by the Lender in an account to be established by the Lender upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02.  After all Events of Default have been cured or waived and the Borrower has delivered to the Lender a certificate to that effect, the Lender shall promptly repay to each Grantor (without interest if the account is non-interest bearing) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Lender shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Lender under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Lender shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Lender to the Grantors suspending their rights under paragraph (a) of this Section 2.06 (i) may be given by telephone if promptly confirmed in writing within two Business Days thereafter, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Lender in its sole and absolute discretion) and without waiving or otherwise affecting the Lender's rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01.  Security Interest.

 (a) Subject to Section 3.06, as security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Lender, its successors and assigns, and hereby grants to the Lender, its successors and assigns, a security interest (the "Security Interest") in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Article 9 Collateral"):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property;

(ix) all books and records pertaining to the Article 9 Collateral;

(x) all cash and Deposit Accounts; and

(xi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Pledgor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Lender promptly upon request.

The Lender is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor naming any Grantor or the Grantors as debtors and the Lender as secured party; provided that the Lender shall obtain such Grantor's written consent (which shall not be unreasonably withheld) prior to such filings; provided further that no consent shall be required if a Default shall have occurred and be continuing.

(c) The Security Interest is granted as security only and shall not subject the Lender to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the unenforceability of any right of the Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability or breach termination or default, as the case may be, shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in (i) or (ii) including, without limitation, any proceeds of such contract or agreement.

SECTION 3.02.  Representations and Warranties.

The Grantors jointly and severally represent and warrant to the Lender that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Lender the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Schedule has been duly prepared and completed (other than Sections 4-6 thereof) and the information set forth therein, including the exact legal name of each Grantor, is correct and complete as of the date of this Agreement; provided that the information listed on Annex 2 of the Perfection Schedule required under Section 2(f) of the Perfection Schedule lists only the names and addresses of those Persons other than any Grantor that have possession of any of the Collateral, which for such purposes shall include any assets of any Loan Party upon which a Lien is granted pursuant to any other Security Document to secure any Secured Obligations, of any Grantor with a book value exceeding $1,000,000 on the date hereof. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Lender based upon the information provided to the Lender in the Perfection Schedule for filing in each governmental, municipal or other office specified in Annex 2 to the Perfection Schedule (or specified by notice from the Borrower to the Lender after the date of this Agreement in the case of filings, recordings or registrations required by Section 5.10 or 5.11 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Lender in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, re-filing, recording, re-recording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. As of the date of this Agreement, no Grantor owns any Copyright that is material to the conduct of its business.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a copyright security agreement with the United States Copyright Office pursuant to 17 U.S.C. § 205. Except for the Lien on U.S. Patent no. 5787753, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Encumbrances that have priority as a matter of law and Liens expressly permitted to be prior to the Security Interest pursuant to Section 6.02 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Encumbrances and Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.  Other than with respect to any filing made with respect to the First Lien Documents, none of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to the Loan Documents or Section 6.02 of the Credit Agreement.

SECTION 3.03.  Covenants.

  (a) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Article 9 Collateral.

(b) Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Lender in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Lender may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Lender, duly endorsed in a manner satisfactory to the Lender.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Lender, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided that (i) any Grantor shall have the right, exercisable within 10 days after it has been notified by the Lender of the specific identification of such Collateral, to advise the Lender in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral, and (ii) the Lender may not file such supplemental schedules with the United States Patent and Trademark Office or United States Copyright Office without such Grantor's consent (such consent not to be unreasonably withheld); provided that no consent of such Grantor shall be required if a Default shall have occurred and be continuing. Each Grantor agrees that it will use its best efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Lender of the specific identification of such Collateral.

(d) The Lender and such Persons as the Lender may reasonably designate shall have the right, at the Grantors' own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors' affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 5.06 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.

(e) At its option, the Lender may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Lender on demand for any payment made or any expense incurred by the Lender pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Lender or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account in an amount exceeding $5,000,000, such Grantor shall promptly assign such security interest to the Lender. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Lender from and against any and all liability for such performance.

(h) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement, the First Lien Credit Agreement and the First Lien Term Loan Agreement.  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except that unless and until the Lender shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement, any other Loan Document, the First Lien Credit Agreement or the First Lien Term Loan Agreement. Without limiting the generality of the foregoing, each Grantor agrees that it shall use commercially reasonable efforts to not permit any Inventory with a book value at any time exceeding $1,000,000 at any one location to be in the possession or control of any warehouseman, agent, bailee, or processor at any time unless such warehouseman, bailee, agent or processor shall have been notified of the Security Interest and shall have acknowledged in writing, in form and substance reasonably satisfactory to the Lender, that such warehouseman, agent, bailee or processor holds the Inventory for the benefit of the Lender subject to the Security Interest and shall act upon the instructions of the Lender without further consent from the Grantor, and that such warehouseman, agent, bailee or processor further agrees to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise; provided that the Lender agrees that it will not deliver any such instructions unless an Event of Default shall have occurred and be continuing.

(i) None of the Grantors will, without the Lender's prior written consent (which consent, unless an Event of Default shall have occurred and be continuing, shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

(j) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Schedule IV hereto.  Subject to the Intercreditor Agreement, each Grantor irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender) as such Grantor's true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Lender may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Lender deems advisable. All sums disbursed by the Lender in connection with this paragraph, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Lender and shall be additional Secured Obligations secured hereby.

(k) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Lender, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 3.04.  Other Actions

In order to further insure the attachment, perfection and priority of, and the ability of the Lender to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor's own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments, subject to the Intercreditor Agreement, such Grantor shall forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article III, and subject to the Intercreditor Agreement, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Lender thereof and, at the Lender's request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Lender, and subject to the Intercreditor Agreement, either (i) cause the issuer to agree to comply with instructions from the Lender as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Lender to become the registered owner of the securities.

SECTION 3.05.  Covenants Regarding Patent, Trademark and Copyright Collateral.

  (a) Each Grantor agrees that it will not do any act or knowingly omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of such Grantor's business may become invalidated or dedicated to the public, and agrees that it shall continue to use proper statutory notice in connection with Grantor's products covered by a Patent in a manner consistent with past practices in the ordinary course of business.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor's business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, consistent with the quality of the products and services of the date hereof, (iii) use proper statutory notice in a manner consistent with past practices in the ordinary course of business and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the conduct of such Grantor's business, continue to publish, reproduce, display, adopt and distribute the work with proper statutory notice in a manner consistent with past practices in the ordinary course of business.

(d) Each Grantor shall notify the Lender promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor's ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) In the event that any Grantor, either itself or through any agent, employee, licensee or designee, files an application for any Patent, Trademark or Copyright material to the conduct of its business (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, such Grantor shall, substantially contemporaneously with such filing, notify the Lender, and, upon request of the Lender, execute and deliver any and all agreements, instruments, documents and papers as the Lender may reasonably request to evidence the Lender's security interest in such Patent, Trademark or Copyright.

(f) Each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor's business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor's business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Lender and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h) Upon and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor's right, title and interest thereunder to the Lender or its designee.

(i) Each year at the time of delivery of the certificate required pursuant to Section 5.10(b) of the Credit Agreement, the Parent or the Borrower shall supplement Schedule III to this Agreement with any information not previously disclosed to the Lender.

SECTION 3.06.  Existing Senior Notes Indentures.

This Agreement and the other Security Documents (a) are intended not to create a Lien on any Restricted Property to secure any of the Secured Obligations if and to the extent doing so would require any of the Existing Senior Notes to be equally and ratably secured, and (b) shall be construed and enforced to give effect to such intention.

SECTION 3.07. Deposit Accounts and Securities Accounts.
                (a) The Grantors shall have Control Agreements executed and delivered to the Lender by all depositary banks and securities intermediaries with which the Grantors maintain Deposit Accounts or Securities Accounts on the date hereof; provided that the Grantors shall not be required to have Control Agreements executed and delivered for Deposit Accounts that do not at any time contain any deposits other than those exclusively used for (i) payroll, payroll taxes and other wage or benefit payments to or for the benefit of employees of one or more of the Grantors or (ii) disbursements; provided, further, that, notwithstanding the foregoing, the Grantors shall use commercially reasonable efforts to have Control Agreements executed and delivered to the Lender no later than 60 days after the date hereof (or such later date as the Lender shall approve in its sole discretion) with respect to the Deposit Accounts and Securities Accounts listed on Schedule V.

(b) No Grantor shall open any additional Deposit Account (other than a Deposit Account for which no Control Agreement is required under paragraph (a) of this Section) or Securities Account after the date hereof unless such Grantor shall notify the Lender thereof and either (i) cause the depositary bank or securities intermediary, as the case may be, to agree to comply with instructions from the Lender to such depositary bank or securities intermediary directing the disposition of funds or securities from time to time credited to such Deposit Account or Securities Account, without further consent of such Grantor or any other Person, pursuant to a Control Agreement reasonably satisfactory to the Lender and the Borrower, or (ii) arrange for the Lender to become the customer of the depositary bank or securities intermediary with respect to the Deposit Account or Securities Account, with the Grantor being permitted, only with the consent of the Lender, to exercise rights to withdraw funds from such Deposit Account or sell or otherwise dispose in any way of securities from such Securities Accounts.  The Lender agrees with each Grantor that the Lender shall not give any such instructions or withhold any withdrawal or sale rights from any Grantor unless an Event of Default under either Credit Agreement has occurred and is continuing, or, after giving effect to any such withdrawal or sale, would occur.

SECTION 3.08.  Limitations on Duties of Lender.

Beyond its duties as to the custody thereof expressly provided herein or in any other Security Document and to account to the Loan Parties for moneys and other property received by it hereunder or under any other Security Document, the Lender shall not have any duty to the Loan Parties as to any Collateral in its possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

ARTICLE IV

Remedies

SECTION 4.01.   Remedies Upon Default.

Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, each Grantor agrees to deliver each item of Collateral to the Lender on demand, and it is agreed that the Lender shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Lender, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Lender shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Lender shall have the right, subject to the mandatory requirements of applicable law, and subject to the Intercreditor Agreement, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as the Lender shall deem appropriate. The Lender shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Lender shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Lender shall give the applicable Grantors 10 days' written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Lender's intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix and state in the notice (if any) of such sale. At any such sale, the Collateral , or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Lender may (in its sole and absolute discretion) determine. The Lender shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  Subject to the Intercreditor Agreement, the Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Lender until the sale price is paid by the purchaser or purchasers thereof, but the Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  Subject to the Intercreditor Agreement, at any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, Lender  may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Lender shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Lender shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Lender may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Subject to the Intercreditor Agreement, in the event of a foreclosure or other exercise of remedies against the Collateral by the Lender on any of the Collateral pursuant to a public or private sale or other disposition, the Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Lender shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Lender at such sale or other disposition.

SECTION 4.02.  Application of Proceeds.

(a) Subject to the Intercreditor Agreement, the Lender shall apply the proceeds of any collection or sale of Collateral, which for such purposes shall include any assets of any Grantor upon which a Lien is granted pursuant to any other Security Document to secure any Secured Obligations, hereunder or under any other Security Document, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Lender in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Lender hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Secured Obligations; and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Subject to the Intercreditor Agreement, the Lender shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral, which for such purposes shall include any assets of any Grantor upon which a Lien is granted pursuant to any other Security Document to secure any Secured Obligations, by the Lender (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Lender or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral, which for such purposes shall include any assets of any Grantor upon which a Lien is granted pursuant to any other Security Document to secure any Secured Obligations, so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Lender or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03.  Grant of License to Use Intellectual Property

For the purpose of enabling the Lender to exercise the rights and remedies under this Agreement at such time as the Lender shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Lender (to the extent grantable by such Grantor without breaching or violating any agreement) an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors and subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks and, in the case of trade secrets, to an obligation of Lender to take reasonable steps under the circumstances to keep the trade secrets confidential to avoid the risk of invalidation of such trade secrets) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Lender may be exercised, at the option of the Lender, only upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement; provided that any license to any third party, sublicense to any third party or other transaction entered into by the Lender in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 4.04.   Securities Act

In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the "Federal Securities Laws") with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Lender if the Lender were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Lender in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Lender may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Lender, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or any part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Lender shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Lender, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Lender sells.

ARTICLE V

Indemnity, Subrogation and Subordination

SECTION 5.01.   Indemnity and Subrogation

In addition to all such rights of indemnity and subrogation as the Grantors may have under applicable law (but subject to Section 5.03), the Borrower agrees that in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02.   Contribution and Subrogation.

Each Grantor (a "Contributing Party") agrees (subject to Section 5.03) that, in the event any assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Secured Obligation owed to the Lender and such other Grantor (the "Claiming Party") shall not have been fully indemnified by the Borrower as provided in Section 5.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Grantors on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Party under Section 5.01 to the extent of such payment.

SECTION 5.03.  Subordination.

                (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any Grantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

                          ARTICLE VI

Intercreditor Agreement

Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Lender pursuant to this Agreement and the exercise of any right or remedy by the Lender hereunder are subject to the provisions of the Intercreditor Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among JPMorgan Chase Bank, N.A., as agent, General Motors Company and the Grantors (as defined therein) from time to time a party thereto and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE VII

Miscellaneous

SECTION 7.01.    Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02.   Waivers; Amendment

               (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply.

SECTION 7.03.  Lender's Fees and Expenses; Indemnification

                (a) The parties hereto agree that the Lender shall be entitled to reimbursement of its reasonable expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Lender and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any agreement or instrument contemplated hereby, or to the Collateral, which for such purposes shall include any assets of any Loan Party upon which a Lien is granted pursuant to any other Security Document to secure any Secured Obligations, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender or any other Secured Party. All amounts due under this Section 7.03 shall be payable promptly after written demand therefor.

SECTION 7.04.   Successors and Assigns

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05.  Survival of Agreement

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and so long as the Commitment has not expired or terminated.

SECTION 7.06.   Counterparts; Effectiveness; Several Agreement

This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Lender and a counterpart hereof shall have been executed on behalf of the Lender, and thereafter shall be binding upon such Loan Party and the Lender and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.07.  Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08.  [Intentionally Omitted].

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process

                (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Security Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Security Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Security Document in any court referred to in paragraph (b) of this Section 7.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Security Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10.   WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11.  Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12.  Security Interest Absolute

All rights of the Lender hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 7.13.  Termination or Release

                (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all the Secured Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower; provided that the Lender shall have consented to such transaction (if and only to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to a transferee that is not a Grantor, or if and to the extent required pursuant to Section 9.02 of the Credit Agreement upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral, the security interest in such Collateral shall be automatically released.  For the avoidance of doubt, for purposes of this Section 7.13(c), the term “Collateral” shall include any assets of any Loan Party upon which a Lien is granted pursuant to any other Security Document to secure any Secured Obligations.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Lender shall execute and deliver to any Grantor, at such Grantor's expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Lender.

SECTION 7.14.  Additional Subsidiaries.

Pursuant to Section 5.09 of the Credit Agreement, each Subsidiary Loan Party that was not in existence or not a Subsidiary Loan Party on the date of this Agreement is required to enter into this Agreement as a Subsidiary Party upon becoming such a Subsidiary Loan Party. Upon execution and delivery by the Lender and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.15.  Lender Appointed Attorney-in-Fact.

Each Grantor hereby appoints the Lender the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Lender may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Lender shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Lender's name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Lender; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Lender were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Lender to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Lender, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Lender shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. For the avoidance of doubt, for purposes of this Section 7.15, the term “Collateral” shall include any assets of any Loan Party upon which a Lien is granted pursuant to any other Security Document to secure any Secured Obligations.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[Signature page follows]

[Signature page to the Collateral Agreement]

AMERICAN AXLE &
MANUFACTURING HOLDINGS, INC.,

By: /s/

Name: Shannon J. Curry
Title:   Treasurer

AMERICAN AXLE &
MANUFACTURING, INC.,

By: /s/

Name: Shannon J. Curry
Title:   Treasurer

AAM INTERNATIONAL HOLDINGS,
INC.,

By:   /s/

Name: Shannon J. Curry
Title:   Treasurer

COLFOR MANUFACTURING, INC,.

By:   /s/

Name: Shannon J. Curry
Title:   Treasurer

[Signature Page to the Collateral Agreement]

DIETRONIK, INC,.

By:   /s/

Name: Shannon J. Curry
Title:   Treasurer

MSP INDUSTRIES CORPORATION,

By:  /s/

Name: Shannon J. Curry
Title:   Treasurer

OXFORD FORGE, INC.,

By:    /s/

Name: Shannon J. Curry
Title:   Treasurer

ACCUGEAR, INC.,

By:    /s/

Name: Shannon J. Curry
Title:   Treasurer

[Signature Page to the Collateral Agreement]

GENERAL MOTORS COMPANY,

By:  /s/

Name: __Authorized Signatory ___________
Title:   ______________________________

DETROIT.3786481.8